Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 1, 2007 accompanying the consolidated financial statements of TB Wood’s Corporation included in the current report of Altra Holdings, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statement of Altra Holdings, Inc. on Form S-8 (File No. 333-140349, effective January 31, 2007).
/s/ GRANT THORNTON LLP
Baltimore, Maryland
May 14, 2007